n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Fourth Quarter 2022 Financial Results;
Provides Full Year 2023 Financial Guidance

•Reports 4Q22 loss per share of $0.12 on a GAAP basis, Adjusted EPS of $1.62; reports full year (FY) 2022 EPS of $22.08 on a GAAP basis, $25.24 on an Adjusted basis
•Announces FY 2023 EPS guidance of at least $27.57 on a GAAP basis; at least $28.00 on an Adjusted basis
•Affirms strong 2023 individual Medicare Advantage membership growth of at least 625,000, or 13.7 percent growth over FY 2022 ending membership; anticipates growth to be meaningfully higher than the industry growth
•Completes realignment into two segments, Insurance and CenterWell, to drive greater collaboration and synergistic growth across the enterprise
LOUISVILLE, KY (February 1, 2023) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and net earnings (loss) per share (EPS) for the quarter ended December 31, 2022 (4Q22) versus the quarter ended December 31, 2021 (4Q21) and for the year ended December 31, 2022 (FY 2022) versus the year ended December 31, 2021 (FY 2021) as noted in the tables below.

Consolidated (loss) income before income taxes and equity in net earnings (pretax results) In millions	4Q22 (a)	4Q21 (b)	FY 2022 (c)	FY 2021 (d)
Generally Accepted Accounting Principles (GAAP)	($71)	($60)	$3,568	$3,354
Amortization associated with identifiable intangibles	20	17	81	65
Gain on Kindred at Home equity method investment	—	—	—	(1,129)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	84	30	68	597
Transaction and integration costs	35	35	105	128
Change in fair market value of publicly-traded equity securities	4	144	123	341
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	188	—	473	—
Adjustment (gain) on sale of Kindred at Home's Hospice and Personal Care divisions (KAH Hospice)	3	—	(237)	—
Adjusted (non-GAAP)	$263	$166	$4,181	$3,356

Net (loss) earnings per share (EPS)	4Q22 (a)	4Q21 (b)	FY 2022 (c)	FY 2021 (d)
GAAP	($0.12)	($0.11)	$22.08	$22.67
Amortization associated with identifiable intangibles	0.16	0.14	0.64	0.50
Gain on Kindred at Home equity method investment	—	—	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.66	0.23	0.53	4.62
Transaction and integration costs	0.28	0.28	0.83	0.99
Change in fair market value of publicly-traded equity securities	0.03	1.11	0.97	2.63
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	1.49	—	3.72	—
Adjustment (gain) on the sale of KAH Hospice	0.03	—	(1.86)	—
Tax impact of non-GAAP adjustments	(0.91)	(0.41)	(1.67)	(2.04)
Adjusted (non-GAAP)	$1.62	$1.24	$25.24	$20.64

“Humana is pleased to start the year in a position of strength, with robust 2023 individual Medicare Advantage (MA) membership growth expected to be at least 625,000 for the year, a year-over-year increase of 13.7 percent,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. "This robust membership outlook reflects high quality growth, with our improvement in retention more than doubling expectations, and marks a continuation of our strong track record of membership growth, with our compounded annual growth from 2018 to 2022 at 10.4 percent as compared to industry growth of 9.7 percent. Humana significantly advanced its strategy in 2022 for continued leadership in integrated value-based care, while delivering 22 percent Adjusted EPS growth. Looking ahead, we are confident in achieving our 2025 Adjusted EPS commitment of $37."
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, a summary of key consolidated and segment statistics comparing 4Q22 to 4Q21 and FY 2022 to FY 2021 follows the Segment Realignment discussion.

Segment Realignment

During December 2022, Humana realigned certain of its businesses among its previously reportable segments, Retail, Group and Specialty and Healthcare Services, into two distinct segments: Insurance and CenterWell. The Insurance segment includes the businesses that were previously included in the Retail and Group and Specialty segments, as well as the Pharmacy Benefit Manager (PBM) business which was previously included in the Healthcare Services segment. The PBM is included in the Insurance segment as the operations of the business are highly interdependent with the capability needs of the health plan businesses included in the Insurance segment. The CenterWell segment represents the company's payor-agnostic healthcare services offerings, including pharmacy dispensing services, provider services, and home services. In addition to the new segment classifications being utilized to assess performance and allocate resources, Humana believes this simpler structure will create greater collaboration across the Insurance and CenterWell businesses and will accelerate work that is underway to centralize and integrate operations within the organization.
Prior period segment financial information has been recast to conform to the new segment presentation. For recast of prior period segment financial information, refer to Segment Realignment Supplementary Information starting on page S-20 of this earnings release.
In addition to the recast of prior periods to align to the new segmentation, Humana has also provided a view of 4Q22 and FY 2022 results under the previous segment presentation to align with guidance points included as part of the company's third quarter 2022 earnings release dated November 2, 2022. Refer to Segment Realignment Supplementary Information starting on page S-23 of this earnings release.

Humana Inc. Summary of Results (in millions, except per share amounts)	4Q22 (a)	4Q21 (b)	FY 2022 (c)	FY 2021 (d)
CONSOLIDATED
Revenues	$22,439	$21,054	$92,870	$83,064
Revenues - Adjusted (non-GAAP)	$22,443	$21,198	$92,993	$83,405
Pretax results	($71)	($60)	$3,568	$3,354
Pretax results - Adjusted (non-GAAP)	$263	$166	$4,181	$3,356
(Net loss per share) EPS	($0.12)	($0.11)	$22.08	$22.67
EPS - Adjusted (non-GAAP)	$1.62	$1.24	$25.24	$20.64
Benefits expense ratio	87.3%	87.9%	86.3%	86.7%
Operating cost ratio	15.9%	16.1%	13.7%	12.2%
Operating cost ratio - Adjusted (non-GAAP)	14.9%	15.9%	13.1%	12.1%
Operating cash flows	($5,127)	($96)	$4,587	$2,262
Operating cash flows - Adjusted (non-GAAP) (e)	$651	($96)	$4,587	$2,262
Parent company cash and short term investments	$934	$1,334
Debt-to-total capitalization	42.0%	43.7%
Days in Claims Payable	45.9	43.7

INSURANCE SEGMENT
Revenues	$21,599	$20,137	$88,841	$80,930
Benefits expense ratio	87.5%	88.5%	86.6%	87.2%
Operating cost ratio	12.8%	12.7%	10.4%	10.3%
Income (loss) from operations	$46	($105)	$3,022	$2,412
Income (loss) from operations - Adjusted (non-GAAP) (f)	$53	($100)	$3,052	$2,433

CENTERWELL SEGMENT
Revenues	$4,141	$4,085	$17,307	$14,058
Operating cost ratio	92.6%	91.7%	91.5%	92.3%
Income from operations	$263	$299	$1,291	$938
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (non-GAAP) (g)	$325	$337	$1,488	$1,206

2023 Earnings Guidance
The company provided its GAAP and Adjusted EPS guidance for the year ending December 31, 2023 (FY 2023) as detailed below.
GAAP and Adjusted EPS results for FY 2022 are also shown for comparison.
Additional FY 2023 guidance points are included in the table on page 17 of this earnings release.

Diluted earnings per common share	FY 2023 Guidance (h)	FY 2022 (c)
GAAP	at least $27.57	$22.08
Amortization of identifiable intangibles	0.55	0.64
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	—	0.53
Transaction and integration costs	—	0.83
Change in fair market value of publicly-traded equity securities	—	0.97
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	—	3.72
Net gain on the sale of KAH Hospice	—	(1.86)
Tax impact of non-GAAP adjustments	(0.12)	(1.67)
Adjusted (non-GAAP) – FY 2023 projected; FY 2022 reported	at least $28.00	$25.24

Humana Consolidated Highlights

Humana Inc. Summary of Results (in millions, except per share amounts)	4Q22 (a)	4Q21 (b)	FY 2022 (c)	FY 2021 (d)
CONSOLIDATED
Revenues	$22,439	$21,054	$92,870	$83,064
Revenues - Adjusted (non-GAAP)	$22,443	$21,198	$92,993	$83,405
Pretax results	($71)	($60)	$3,568	$3,354
Pretax results - Adjusted (non-GAAP)	$263	$166	$4,181	$3,356
(Net loss per share) EPS	($0.12)	($0.11)	$22.08	$22.67
EPS - Adjusted (non-GAAP)	$1.62	$1.24	$25.24	$20.64
Benefits expense ratio	87.3%	87.9%	86.3%	86.7%
Operating cost ratio	15.9%	16.1%	13.7%	12.2%
Operating cost ratio - Adjusted (non-GAAP)	14.9%	15.9%	13.1%	12.1%
Operating cash flows	($5,127)	($96)	$4,587	$2,262
Operating cash flows - Adjusted (non-GAAP) (e)	$651	($96)	$4,587	$2,262
Parent company cash and short term investments	$934	$1,334
Debt-to-total capitalization	42.0%	43.7%
Days in Claims Payable	45.9	43.7
Consolidated revenues
The favorable year-over-year GAAP consolidated revenues comparison for both the quarter and the FY period were primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth,
•higher per member individual Medicare Advantage premiums, and
•specific to FY 2022, the impact of Home solutions revenues (The acquisition of the remaining 60 percent interest in Kindred at Home (KAH) was completed in August 2021; this impact was partially offset by the divestiture of the company's 60 percent ownership of KAH Hospice that was completed in August 2022).
These increases were partially offset by the following factors:
•declining year-over-year membership associated with the company's group commercial medical products; and
•the phase-out of COVID-19 sequestration relief in FY 2022.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated revenues for the respective periods.

Consolidated benefits expense
The year-over-year quarterly and FY declines in the ratio reflect the favorable impact of higher per member individual Medicare Advantage premiums and lower inpatient utilization associated with the individual Medicare Advantage business.
These factors were partially offset by lower favorable prior period medical claims reserve development (Prior Period Development) in 2022. Excluding the impact of the lower favorable Prior Period Development, the consolidated benefit ratio would have been 87.4 percent in 4Q22 compared to 88.2 percent in 4Q21, and 86.8 percent in FY 2022 compared to 87.7 percent in FY 2021.
Furthermore, the 4Q22 and FY 2022 ratios continue to reflect a shift in line of business mix with continued growth in certain government programs, which carry a higher benefits expense ratio, combined with a decline in Medicare stand-alone PDP, which has a lower benefits expense ratio.
Prior Period Medical Claims Reserve Development (Prior Period Development)
The higher levels of favorable Prior Period Development in 2021 reflected the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time to provide financial and administrative relief for providers facing unprecedented strain as a result of the pandemic.

Consolidated Favorable Prior Period Development $ in millions Basis points (bps)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in 2022	$360	$37	$7	$11	$415
Decrease to benefits expense ratio	(160 bps)	(20 bps)	(- bps)	(10 bps)	(50 bps)
Prior Period Development from prior years recognized in 2021	$555	$164	$49	$57	$825
Decrease to benefits expense ratio	(280 bps)	(80 bps)	(20 bps)	(30 bps)	(100 bps)
Consolidated operating expenses
The increase in the GAAP consolidated operating cost ratio from FY 2021 to FY 2022 primarily related to the following factors:
•the impact of KAH operations; the business has a significantly higher operating cost ratio than the company's historical consolidated operating cost ratio; the operations added approximately 110 basis points and 170 basis points, respectively, to the 4Q22 and FY 2022 consolidated operating cost ratios compared to 230 basis points and 90 basis points, respectively, to the 4Q21 and FY 2021 ratios,
•the net impact of charges associated with initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan, primarily related to asset and software impairment and abandonment and severance. The charges were recorded at the corporate level and not allocated to the segments, and
•the impact of higher marketing spend in 2022 to support individual Medicare Advantage growth.
These increases were partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.
The year-over-year quarterly comparison was impacted by the same factors impacting the FY comparison. The slight decrease in the GAAP consolidated operating cost ratio from 4Q21 to 4Q22 was primarily the result of the divestiture of the company's 60 percent ownership of KAH Hospice operations in August 2022.

Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated operating cost ratios for the respective periods.
Balance sheet
•Days in claims payable (DCP) of 45.9 days at December 31, 2022 represented a decrease of 0.3 days from 46.2 days at September 30, 2022, and an increase of 2.2 days from 43.7 days at December 31, 2021.
•Humana's debt-to-total capitalization at December 31, 2022 increased 260 basis points to 42.0 percent from 39.4 percent at September 30, 2022. The increase primarily resulted from the company's decrease in total capitalization as a result of the November 2022 accelerated stock repurchase (ASR) program.
Operating cash flows

GAAP cash flows provided by operations in 4Q22 were significantly impacted by the timing of the premium payment from CMS, as the early receipt of the October 2022 Medicare premium payment of $5.78 billion was received in September 2022.

The year-over-year favorable comparison of FY operating cash flows further reflects higher earnings in 2022, excluding the impact of the gains recognized from the respective KAH transactions in each year, combined with positive working capital impacts in 2022, and the 2021 cash flow impact associated with the pay down of claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support.

Net cash from operating activities (in millions) (Used in) provided by	4Q22	4Q21	FY 2022	FY 2021
GAAP	$(5,127)	$(96)	$4,587	$2,262
Timing of premium payment from CMS (e)	5,778	—	—	—
Adjusted (non-GAAP)	$651	$(96)	$4,587	$2,262
Share repurchases

FY 2022*
Total Number of Shares Repurchased	4,303,800
January 2022 ASR November 2022 ASR	2,431,200 1,872,600
Average Price Paid per Share	$464.71
January 2022 ASR November 2022 ASR	$411.32 $534.02
Remaining Repurchase Authorization as of January 31, 2023	$1.00 billion
*Represents shares purchased under the previously announced ASR programs in January 2022 ($1.00 billion) and November 2022 ($1.00 billion), each part of the $3.00 billion repurchase program authorized by the Board of Directors on February 18, 2021. Final settlement of the January 2022 ASR was completed during the first quarter of 2022, while final settlement of the November 2022 ASR was completed in 4Q22.
Humana’s Insurance Segment
This segment is comprised of insurance products serving Medicare and state-based contract beneficiaries, as well as individuals and employers. The segment also includes the company's Pharmacy Benefit Manager, or PBM, business.

Insurance Segment Results in millions, except percentages	4Q22 (a)	4Q21 (b)	FY 2022 (c)	FY 2021 (d)
Revenues	$21,599	$20,137	$88,841	$80,930
Benefits expense ratio	87.5%	88.5%	86.6%	87.2%
Operating cost ratio	12.8%	12.7%	10.4%	10.3%
Income (loss) from operations	$46	($105)	$3,022	$2,412
Income (loss) from operations - Adjusted (non-GAAP) (f)	$53	($100)	$3,052	$2,433
Insurance Segment Revenues:
The year-over-year increases in Insurance segment revenues, on both a quarter and FY basis, primarily reflect the following items:
•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage and commercial fully-insured medical premiums.
These factors were partially offset by the phase-out of COVID-19 sequestration relief in FY 2022, along with declining year-over-year membership associated with the company's group commercial medical product.
Insurance Segment Benefits Expense:
The year-over-year quarterly and FY declines in the ratio reflect the favorable impact of higher per member individual Medicare Advantage premiums and lower inpatient utilization associated with the individual Medicare Advantage business.
These factors were partially offset by lower favorable Prior Period Development in 2022. Excluding the impact of the lower favorable Prior Period Development, the segment's benefit ratio would have been 87.6 percent in 4Q22 compared to 88.8 percent in 4Q21, and 87.1 percent in FY 2022 compared to 88.2 percent in FY 2021.
Furthermore, the 4Q22 and FY 2022 ratios continue to reflect a shift in line of business mix within the segment, with growth in individual Medicare Advantage and state-based contracts and other membership, which carry a higher benefits expense ratio, combined with a decline in Medicare stand-alone PDP, which has a lower benefits expense ratio.
Insurance Segment Operating Costs:
The slight increases in the segment's 4Q22 and FY 2022 operating cost ratios from the respective periods in 2021 primarily reflect strategic investments to position the segment for long-term success, including the impact of higher marketing spend in 2022 to support individual Medicare Advantage growth.
These factors were partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.

Insurance Segment Enrollment:

in thousands				Year-over-Year Change		Sequential Change
	December 31, 2022	December 31, 2021	September 30, 2022	Amount	Percent	Amount	Percent
Medical Membership:
Individual Medicare Advantage	4,565.6	4,409.1	4,564.2	156.5	3.5%	1.4	—%
Group Medicare Advantage	565.1	560.6	564.6	4.5	0.8%	0.5	0.1%
Total Medicare Advantage	5,130.7	4,969.7	5,128.8	161.0	3.2%	1.9	—%
Medicare stand-alone PDP	3,551.3	3,606.2	3,569.1	(54.9)	-1.5%	(17.8)	-0.5%
Total Medicare	8,682.0	8,575.9	8,697.9	106.1	1.2%	(15.9)	-0.2%
State-based contracts and other	1,137.3	940.1	1,098.9	197.2	21.0%	38.4	3.5%
Medicare Supplement	313.6	331.9	316.5	(18.3)	-5.5%	(2.9)	-0.9%
Fully-insured commercial medical	556.3	674.6	574.5	(118.3)	-17.5%	(18.2)	-3.2%
ASO commercial	430.1	495.5	438.6	(65.4)	-13.2%	(8.5)	-1.9%
Military services	5,959.9	6,049.0	5,977.9	(89.1)	-1.5%	(18.0)	-0.3%
Total Medical Membership	17,079.2	17,067.0	17,104.3	12.2	0.1%	(25.1)	0.1%

Specialty Membership:
Dental—fully-insured	2,416.3	2,543.4	2,435.3	(127.1)	-5.0%	(19.0)	-0.8%
Dental—ASO	288.1	279.3	287.1	8.8	3.2%	1.0	0.3%
Total Dental	2,704.4	2,822.7	2,722.4	(118.3)	-4.2%	(18.0)	-0.7%
Vision	2,081.7	2,062.0	2,078.3	19.7	1.0%	3.4	0.2%
Other supplemental benefits	408.7	409.6	409.4	(0.9)	-0.2%	(0.7)	-0.2%
Total Specialty Membership (i)	5,194.8	5,294.3	5,210.1	(99.5)	-1.9%	(15.3)	-0.3%
Individual Medicare Advantage membership includes 668,900 Dual Eligible Special Need Plans (D-SNP) members as of December 31, 2022, a net increase of 92,800, or 16 percent, from 576,100 as of December 31, 2021, and up 1,900, or less than 1 percent, from 667,000 as of September 30, 2022.
January     2023 Ending Membership

January 2023 individual Medicare Advantage membership approximated 5,060,000, up approximately 494,400, or 11 percent from December 31, 2022, reflecting net membership additions during the recently completed 2023 Annual Election Period (AEP). Included within this membership is approximately 741,000 D-SNP members, an increase of 72,100, or 11 percent, from December 31, 2022.

January     2023 group Medicare Advantage membership approximated 517,000, down approximately 48,100, or 9 percent from December 31, 2022, reflecting net membership declines during the 2023 selling season.

January     2023 stand-alone PDP membership approximated 2,985,000, down approximately 566,300, or 16 percent from December 31, 2022, reflecting net membership losses during the recently completed 2023 AEP.

Humana’s CenterWell Segment
This segment includes pharmacy (excluding the PBM operations), provider, and home solutions. The segment also includes the impact of non-consolidating minority interest investments related to the company's strategic partnerships with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers, as well as the KAH Hospice operations. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

CenterWell Segment Results in millions, except percentages	4Q22	4Q21	FY 2022	FY 2021
Revenues	$4,141	$4,085	$17,307	$14,058
Operating cost ratio	92.6%	91.7%	91.5%	92.3%
Income from operations	$263	$299	$1,291	$938
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (non-GAAP) (g)	$325	$337	$1,488	$1,206
CenterWell Segment Revenues:
CenterWell segment revenues in 4Q22 and FY 2022 increased compared to the respective periods in 2021; these changes were impacted by the following factors:
◦the company's individual Medicare Advantage membership growth, combined with the impact of greater mail-order pharmacy penetration for Medicare Advantage members, which led to higher pharmacy revenues,
◦higher revenues associated with growth in the company's provider business, and
◦specifically for FY 2022, the impact of Home Solutions revenues (The acquisition of the remaining 60 percent interest in KAH was completed in August 2021; this impact was partially offset by the divestiture of the company's 60 percent ownership of KAH Hospice that was completed in August 2022).
CenterWell Segment Operating Costs:
The year-over-year increase in the 4Q22 operating cost ratio from 4Q21 primarily resulted from the divestiture of the company's 60 percent ownership of KAH Hospice operations in August 2022.
The year-over-year decline in the segment's FY operating cost ratio from 2021 to 2022 primarily represents the impact of the KAH operations being consolidated for the entire FY 2022 period compared to a partial period in 2021 due to the timing of the previously discussed transactions. The KAH operations have a lower operating cost ratio than other businesses within the segment. The year-over-year FY favorability was further impacted by the company's pharmacy operations.
The FY favorability was partially offset by investments in KAH to abate the pressures of the current nursing labor environment.
See additional operational metrics for the CenterWell segment on pages S-15 through S-17 of the statistical supplement included in this release.
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - https://register.vevent.com/register/BI4189468fb19c466d8457e67cf5a59540.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID that can be used to access the call. A webcast of the 4Q22 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 4Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles - GAAP measures affected in this release include consolidated pretax results, EPS, and segment income from operations (including amortization expense of $7 million in the Insurance segment and $13 million in the CenterWell segment).
•Put/call valuation adjustments associated with Humana’s non-consolidating minority interest investments - GAAP measures affected include consolidated pretax results and EPS.
•Transaction and integration costs - GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation below for respective period.
•Change in fair market value of publicly-traded equity securities - GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues. See Consolidated revenues reconciliation below for respective period.
•Initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan - GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation below for respective period.
•Gain related to the sale of a 60 percent interest in KAH Hospice in August 2022 - Consolidated pretax results and EPS are the only GAAP measures affected.
•Cumulative net tax benefit of adjustments - EPS is the only GAAP measure affected.

Consolidated revenues (in millions)	4Q22 (a)	4Q21 (b)	FY 2022 (c)	FY 2021 (d)
GAAP	$22,439	$21,054	$92,870	$83,064
Change in fair market value of publicly-traded equity securities	4	144	123	341
Adjusted (non-GAAP)	$22,443	$21,198	$92,993	$83,405

Operating cost ratio Operating costs excluding depreciation and amortization as a percent of revenues excluding investment income	4Q22 (a)	4Q21 (b)	FY 2022 (c)	FY 2021 (d)
GAAP	15.9%	16.1%	13.7%	12.2%
Transaction and integration costs	(0.2)%	(0.2)%	(0.1)%	(0.1)%
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	(0.8)%	—%	(0.5)%	—%
Adjusted (non-GAAP)	14.9%	15.9%	13.1%	12.1%

(b) 4Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles - GAAP measures affected include consolidated pretax results, EPS, and segment loss from operations (including amortization expense of $5 million in the Insurance segment and $12 million in the CenterWell segment).

•Put/call valuation adjustments associated with Humana’s non-consolidating minority interest investments - GAAP measures affected include consolidated pretax results and EPS.
•Transaction and integration costs - GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities - GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues. See Consolidated revenues reconciliation above for respective period.
•Cumulative net tax benefit of adjustments - EPS is the only GAAP measure affected.

c) FY 2022 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles - GAAP measures affected include consolidated pretax results, EPS, and segment income from operations (including amortization expense of $30 million in the Insurance segment and $51 million in the CenterWell segment).
•Put/call valuation adjustments associated with Humana’s non-consolidating minority interest investments - GAAP measures affected include consolidated pretax results and EPS.
•Transaction and integration costs - GAAP measure affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities - GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues. See Consolidated revenues reconciliation above for respective period.
•Charges related to initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan - GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Gain related to the sale of a 60 percent interest in KAH Hospice in August 2022 - Consolidated pretax results and EPS are the only GAAP measures affected.
•Cumulative net tax benefit of adjustments - EPS is the only GAAP measure affected.

d) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles - GAAP measures affected include consolidated pretax results, EPS, and segment income from operations (including amortization expense of $21 million in the Insurance segment and $44 million in the CenterWell segment).
•Gain associated with Kindred at Home equity method investment; the gain was recorded upon closing of the Kindred at Home transaction in August 2021 - GAAP measures affected include consolidated pretax results and EPS.
•Put/call valuation adjustments associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021 - GAAP measures affected include consolidated pretax results and EPS.
•Transaction and integration costs - GAAP measure affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities - GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues. See Consolidated revenues reconciliation above for respective period.
•Cumulative net tax benefit of adjustments - EPS is the only GAAP measure affected.

(e) Generally, when the first day of a month falls on a weekend of holiday, with the exception of January 1 (New Year's Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(f) Reconciliation of Insurance segment income (loss) from operations:

Insurance segment income (loss) from operations	4Q22	4Q21	FY 2022	FY 2021
Income (loss) from operations	$46	($105)	$3,022	$2,412
Amortization associated with identifiable intangibles	7	5	30	21
Income (loss) from operations - Adjusted (non-GAAP)	$53	($100)	$3,052	$2,433
(g) The CenterWell segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes the segment's income from operations with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers, as well as Humana's minority interest ownership of KAH operations based on the timing of previously disclosed transactions.

CenterWell segment Adjusted EBITDA (in millions)	4Q22	4Q21	FY 2022	FY 2021
Income from operations	$263	$299	$1,291	$938
Equity in (losses) earnings	(7)	(4)	(22)	65
Non-controlling interest income	—	(1)	(1)	(1)
Depreciation and amortization expense	47	43	186	165
Interest and taxes	22	—	34	39
Adjusted EBITDA (non-GAAP) 4Q and FY 2022 Adjusted EBITDA excludes impact of KAH Hospice gain/adjustment	$325	$337	$1,488	$1,206

(h) FY 2023 projected Adjusted results exclude the following:
•FY 2023 GAAP EPS excludes the impact of fair value changes of the put/call options associated with Humana's non-consolidating minority interest investments as future value changes can't be estimated.
•The fair value of publicly traded securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate depending on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of those investments.

(i) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in a medical product and one or more specialty products.
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, which are of particular importance given the concentration of the company's revenues in these products, state-based contract strategy, the growth of its CenterWell business, and its integrated care delivery model, the company’s business may be materially adversely affected. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2021;
•Form 10-Q for the quarters ended March 31, 2022; June 30, 2022; September 30, 2022; and
•Form 8-Ks filed during 2022 and 2023.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc. Full Year 2023 Projections - AS OF FEBRUARY 1, 2023 in accordance with GAAP unless otherwise noted
Comments
Diluted earnings per common share
GAAP	at least $27.57
Adjustments	~$0.43
Non-GAAP	at least $28.00

Total Revenues
Consolidated	$102.7 billion to $104.7 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Insurance segment	$99.5 billion to $101.0 billion
CenterWell segment	$18.0 billion to $18.5 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	Growth of at least 625,000
Group Medicare Advantage	Decline of approx. 60,000
Medicare stand-alone PDP	Decline of approx. 800,000
State-based contracts	Growth in range of 25,000 to 100,000	State-based contracts guidance includes membership in Florida, Illinois, Kentucky, Louisiana, Ohio, South Carolina, and Wisconsin. Assumes redeterminations to begin on April 1, 2023.
Group commercial medical	Decline of approx. 300,000	Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio - Insurance segment	86.3% to 87.3%	Ratio calculation: benefits expense as a percent of premiums revenues.

Operating Cost Ratio - Consolidated	11.6% to 12.6%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

Segment Results
Insurance segment income from operations	$3.24 billion to $3.54 billion	No material impact to segment earnings anticipated from non-GAAP adjustments.
CenterWell segment Adjusted EBITDA	$1.30 billion to $1.45 billion

Effective Tax Rate	22.9% to 23.5%
Weighted Avg. Share Count for Diluted EPS	125.4 million to 126.4 million
Cash flows from operations	~$4.5 billion
Capital expenditures	$1.2 billion

Humana Inc.
Statistical Schedules
and
Supplementary Information
4Q22 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 4Q22 Earnings Release

(S-3 - S-4)	Consolidated Statements of Income
(S-5)	Consolidated Balance Sheets
(S-6 - S-7)	Consolidated Statements of Cash Flows
(S-8 - S-9)	Consolidating Statements of Income - Quarter
(S-10 - S-11)	Consolidating Statements of Income - Year Ended December 31
(S-12)	Membership Detail
(S-13 - S-14)	Premiums and Services Revenue Detail
(S-15 - S-17)	CenterWell Segment - Pharmacy Solutions, Provider Services, & Home Solutions
(S-18)	Footnotes

Segment Realignment Supplemental Information
(S-20 - S-22)	Consolidating Statements of Income - Recast of 2022 Quarters in Current Segment Format
(S-23)	Non-GAAP Presentation of Segment Information - Prior Segment Format Summary of Results - 4Q22, 4Q21, FY 2022, and FY 2021
(S-24 - S-25)	Non-GAAP Presentation of Segment Information - Prior Segment Format Consolidating Statements of Income—For the quarters ended December 31, 2022 and December 31, 2021
(S-26 - S-27)	Non-GAAP Presentation of Segment Information - Prior Segment Format Consolidating Statements of Income—For the years ended December 31, 2022 and December 31, 2021
(S-28)	Footnotes

Humana Inc.
Consolidated Statements of Income (Unaudited)
Dollars in millions, except per common share results

	For the three months ended December 31,
			Dollar	Percentage
	2022	2021	Change	Change
Revenues:
Premiums	$21,275	$19,835	$1,440	7.3%
Services	1,004	1,253	(249)	-19.9%
Investment income (loss)	160	(34)	194	570.6%
Total revenues	22,439	21,054	1,385	6.6%
Operating expenses:
Benefits	18,582	17,438	1,144	6.6%
Operating costs	3,551	3,395	156	4.6%
Depreciation and amortization	182	160	22	13.8%
Total operating expenses	22,315	20,993	1,322	6.3%
Income from operations	124	61	63	103.3%
Adjustment on sale of KAH Hospice	3	—	3	n/a
Interest expense	108	91	17	18.7%
Other expense, net (A)	84	30	54	180.0%
Loss before income taxes and equity in net earnings	(71)	(60)	(11)	18.3%
Benefit from income taxes	(58)	(51)	7	13.7%
Equity in net losses (B)	(5)	(4)	1	25.0%
Net loss	(18)	(13)	(5)	-38.5%
Net loss (income) attributable to noncontrolling interests	3	(1)	4	400.0%
Net loss attributable to Humana	$(15)	$(14)	$(1)	-7.1%
Basic loss per common share	$(0.12)	$(0.11)	$(0.01)	-9.1%
Diluted loss per common share	$(0.12)	$(0.11)	$(0.01)	-9.1%
Shares used in computing basic loss per common share (000’s)	125,644	128,612
Shares used in computing diluted loss per common share (000’s)	125,644	128,612

Humana Inc.
Consolidated Statements of Income (Unaudited)
Dollars in millions, except per common share results

	For the year ended December 31,
			Dollar	Percentage
	2022	2021	Change	Change
Revenues:
Premiums	$87,712	$79,822	$7,890	9.9%
Services	4,776	3,055	1,721	56.3%
Investment income	382	187	195	104.3%
Total revenues	92,870	83,064	9,806	11.8%
Operating expenses:
Benefits	75,690	69,199	6,491	9.4%
Operating costs	12,671	10,121	2,550	25.2%
Depreciation and amortization	709	596	113	19.0%
Total operating expenses	89,070	79,916	9,154	11.5%
Income from operations	3,800	3,148	652	20.7%
Gain on sale of KAH Hospice	(237)	—	237	n/a
Interest expense	401	326	75	23.0%
Other expense (income), net (A)	68	(532)	600	112.8%
Income before income taxes and equity in net earnings	3,568	3,354	214	6.4%
Provision for income taxes	762	485	277	57.1%
Equity in net (losses) earnings (B)	(4)	65	69	106.2%
Net income	2,802	2,934	(132)	-4.5%
Net loss (income) attributable to noncontrolling interests	4	(1)	5	500.0%
Net income attributable to Humana	$2,806	$2,933	$(127)	-4.3%
Basic earnings per common share	$22.20	$22.79	$(0.59)	-2.6%
Diluted earnings per common share	$22.08	$22.67	$(0.59)	-2.6%
Shares used in computing basic earnings per common share (000’s)	126,419	128,688
Shares used in computing diluted earnings per common share (000’s)	127,094	129,396

Humana Inc.
Consolidated Balance Sheets (Unaudited)
Dollars in millions, except share amounts

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$5,061	$3,394
Investment securities	13,881	13,192
Receivables, net	1,674	1,814
Other current assets	5,567	6,493
Total current assets	26,183	24,893
Property and equipment, net	3,221	3,073
Long-term investment securities	380	780
Equity method investments	749	141
Goodwill	9,142	11,092
Other long-term assets	3,380	4,379
Total assets	$43,055	$44,358
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$9,264	$8,289
Trade accounts payable and accrued expenses	5,238	4,509
Book overdraft	298	326
Unearned revenues	286	254
Short-term debt	2,092	1,953
Total current liabilities	17,178	15,331
Long-term debt	9,034	10,541
Other long-term liabilities	1,473	2,383
Total liabilities	27,685	28,255
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,666,598 issued at December 31, 2022	33	33
Capital in excess of par value	3,246	3,082
Retained earnings	25,492	23,086
Accumulated other comprehensive (loss) income	(1,304)	42
Treasury stock, at cost, 73,691,955 shares at December 31, 2022	(12,156)	(10,163)
Noncontrolling interests	59	23
Total stockholders’ equity	15,370	16,103
Total liabilities and stockholders’ equity	$43,055	$44,358
Debt-to-total capitalization ratio	42.0%	43.7%

Humana Inc.
Consolidated Statements of Cash Flows (Unaudited) Dollars in millions

	For the three months ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(18)	$(13)
Adjustments to reconcile net loss to net cash used in operating activities:
Adjustment on sale of KAH Hospice	3	—
Loss on investment securities, net	69	112
Equity in net losses	5	4
Impairment on property and equipment	104	—
Depreciation	194	172
Amortization	23	22
Stock-based compensation	43	48
(Benefit) provision from deferred income taxes	(67)	15
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(65)	14
Other assets	2	(15)
Benefits payable	27	(469)
Other liabilities	239	(31)
Unearned revenues	(5,726)	19
Other, net	40	26
Net cash used in operating activities	(5,127)	(96)
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(44)	(228)
Proceeds from sale of KAH Hospice, net	(7)	—
Purchases of property and equipment, net	(258)	(371)
Purchases of investment securities	(1,309)	(624)
Maturities of investment securities	151	494
Proceeds from sales of investment securities	455	627
Net cash used in investing activities	(1,012)	(102)
Cash flows from financing activities
Withdrawals from contract deposits, net	(1,794)	(911)
Proceeds from issuance of senior notes	1,238	—
Repayment of senior notes	(1,000)	—
Proceeds from commercial paper, net	284	159
Debt issue costs	(4)	(2)
Proceeds from issuance of term loan	—	2,000
Repayment of term loan	—	(1,928)
Change in book overdraft	61	86
Common stock repurchases	(1,064)	(43)
Dividends paid	(101)	(91)
Other	22	18
Net cash used in financing activities	(2,358)	(712)
Decrease in cash and cash equivalents	(8,497)	(910)
Cash and cash equivalents at beginning of period	13,558	4,304
Cash and cash equivalents at end of period	$5,061	$3,394

Humana Inc.
Consolidated Statements of Cash Flows (Unaudited) Dollars in millions

	For the year ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$2,802	$2,934
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of KAH Hospice	(237)	—
Gain on Kindred at Home equity method investment	—	(1,129)
Loss on investment securities, net	205	130
Equity in net loss (earnings)	4	(65)
Impairment of property and equipment	248	—
Depreciation	749	640
Amortization	96	73
Stock-based compensation	216	180
(Benefit) provision from deferred income taxes	(100)	15
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(54)	(280)
Other assets	(463)	(491)
Benefits payable	975	104
Other liabilities	44	176
Unearned revenues	32	(65)
Other, net	70	40
Net cash provided by operating activities	4,587	2,262
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(337)	(4,187)
Proceeds from sale of KAH Hospice, net	2,701	—
Purchases of property and equipment, net	(1,120)	(1,316)
Purchases of investment securities	(6,049)	(7,197)
Maturities of investment securities	1,365	2,597
Proceeds from sales of investment securities	2,434	3,547
Net cash used in investing activities	(1,006)	(6,556)
Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	1,993	(306)
Proceeds from issuance of senior notes	1,982	2,984
Repayment of senior notes	(1,000)	—
(Repayment) proceeds from the issuance of commercial paper, net	(376)	352
Proceeds from issuance of term loan	—	2,500
Repayment of term loan	(2,000)	(2,078)
Debt issue costs	(6)	(31)
Change in book overdraft	(28)	6
Common stock repurchases	(2,096)	(79)
Dividends paid	(392)	(354)
Other	9	21
Net cash (used in) provided by financing activities	(1,914)	3,015
Increase (decrease) in cash and cash equivalents	1,667	(1,279)
Cash and cash equivalents at beginning of period	3,394	4,673
Cash and cash equivalents at end of period	$5,061	$3,394

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2022 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$15,840	$—	$—	$15,840
Group Medicare Advantage	1,773	—	—	1,773
Medicare stand-alone PDP	490	—	—	490
Total Medicare	18,103	—	—	18,103
Fully-insured	1,094	—	—	1,094
Specialty	422	—	—	422
Medicaid and other (C)	1,656	—	—	1,656
Total premiums	21,275	—	—	21,275
Services revenue:
Home solutions (D)	—	336	—	336
Pharmacy solutions	—	279	—	279
Provider services	—	159	—	159
ASO and other (E)	230	—	—	230
Total services revenue	230	774	—	1,004
Total revenues—external customers	21,505	774	—	22,279
Intersegment revenues	14	3,365	(3,379)	—
Investment income	80	2	78	160
Total revenues	21,599	4,141	(3,301)	22,439
Operating expenses:
Benefits	18,623	—	(41)	18,582
Operating costs	2,765	3,833	(3,047)	3,551
Depreciation and amortization	165	45	(28)	182
Total operating expenses	21,553	3,878	(3,116)	22,315
Income (loss) from operations	46	263	(185)	124
Adjustment on sale of KAH Hospice	—	3	—	3
Interest expense	—	—	108	108
Other expense, net (A)	—	—	84	84
Income (loss) before income taxes and equity in net earnings	46	260	(377)	(71)
Equity in net earnings (losses) (B)	2	(7)	—	(5)
Segment earnings (loss)	48	253	(377)	(76)
Net loss attributable to non-controlling interests	3	—	—	3
Segment earnings (loss) attributable to Humana	$51	$253	$(377)	$(73)
Benefit ratio	87.5%			87.3%
Operating cost ratio	12.8%	92.6%		15.9%

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2021 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,612	$—	$—	$14,612
Group Medicare Advantage	1,688	—	—	1,688
Medicare stand-alone PDP	504	—	—	504
Total Medicare	16,804	—	—	16,804
Fully-insured	1,228	—	—	1,228
Specialty	433	—	—	433
Medicaid and other (C)	1,370	—	—	1,370
Total premiums	19,835	—	—	19,835
Services revenue:
Home solutions (D)	—	743	—	743
Pharmacy solutions	—	151	—	151
Provider services	—	115	—	115
ASO and other (E)	244	—	—	244
Total services revenue	244	1,009	—	1,253
Total revenues—external customers	20,079	1,009	—	21,088
Intersegment revenues	10	3,075	(3,085)	—
Investment income (loss)	48	1	(83)	(34)
Total revenues	20,137	4,085	(3,168)	21,054
Operating expenses:
Benefits	17,552	—	(114)	17,438
Operating costs	2,546	3,743	(2,894)	3,395
Depreciation and amortization	144	43	(27)	160
Total operating expenses	20,242	3,786	(3,035)	20,993
(Loss) income from operations	(105)	299	(133)	61
Interest expense	—	—	91	91
Other expense, net (A)	—	—	30	30
(Loss) income before income taxes and equity in net earnings	(105)	299	(254)	(60)
Equity in net losses (B)	—	(4)	—	(4)
Segment (loss) earnings	(105)	295	(254)	(64)
Net income attributable to non-controlling interests	—	(1)	—	(1)
Segment (loss) earnings attributable to Humana	$(105)	$294	$(254)	$(65)
Benefit ratio	88.5%			87.9%
Operating cost ratio	12.7%	91.7%		16.1%

Humana Inc.
Consolidating Statements of Income—For the year ended December 31, 2022 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$65,591	$—	$—	$65,591
Group Medicare Advantage	7,297	—	—	7,297
Medicare stand-alone PDP	2,269	—	—	2,269
Total Medicare	75,157	—	—	75,157
Fully-insured	4,476	—	—	4,476
Specialty	1,703	—	—	1,703
Medicaid and other (C)	6,376	—	—	6,376
Total premiums	87,712	—	—	87,712
Services revenue:
Home solutions (D)	—	2,333	—	2,333
Pharmacy solutions	—	1,025	—	1,025
Provider services	—	568	—	568
ASO and other (E)	850	—	—	850
Total services revenue	850	3,926	—	4,776
Total revenues—external customers	88,562	3,926	—	92,488
Intersegment revenues	56	13,373	(13,429)	—
Investment income	223	8	151	382
Total revenues	88,841	17,307	(13,278)	92,870
Operating expenses:
Benefits	75,934	—	(244)	75,690
Operating costs	9,251	15,835	(12,415)	12,671
Depreciation and amortization	634	181	(106)	709
Total operating expenses	85,819	16,016	(12,765)	89,070
Income (loss) from operations	3,022	1,291	(513)	3,800
Gain on sale of KAH Hospice	—	(237)	—	(237)
Interest expense	—	—	401	401
Other expense, net (A)	—	—	68	68
Income (loss) before income taxes and equity in net earnings	3,022	1,528	(982)	3,568
Equity in net earnings (losses) (B)	18	(22)	—	(4)
Segment earnings (loss)	3,040	1,506	(982)	3,564
Net loss (income) attributable to non-controlling interests	5	(1)	—	4
Segment earnings (loss) attributable to Humana	$3,045	$1,505	$(982)	$3,568
Benefit ratio	86.6%			86.3%
Operating cost ratio	10.4%	91.5%		13.7%

Humana Inc.
Consolidating Statements of Income—For the year ended December 31, 2021 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$58,654	$—	$—	$58,654
Group Medicare Advantage	6,955	—	—	6,955
Medicare stand-alone PDP	2,371	—	—	2,371
Total Medicare	67,980	—	—	67,980
Fully-insured	5,002	—	—	5,002
Specialty	1,731	—	—	1,731
Medicaid and other (C)	5,109	—	—	5,109
Total premiums	79,822	—	—	79,822
Services revenue:
Home solutions (D)	—	1,166	—	1,166
Pharmacy solutions	—	623	—	623
Provider services	—	413	—	413
ASO and other (E)	853	—	—	853
Total services revenue	853	2,202	—	3,055
Total revenues—external customers	80,675	2,202	—	82,877
Intersegment revenues	41	11,852	(11,893)	—
Investment income	214	4	(31)	187
Total revenues	80,930	14,058	(11,924)	83,064
Operating expenses:
Benefits	69,639	—	(440)	69,199
Operating costs	8,340	12,968	(11,187)	10,121
Depreciation and amortization	539	152	(95)	596
Total operating expenses	78,518	13,120	(11,722)	79,916
Income (loss) from operations	2,412	938	(202)	3,148
Interest expense	—	—	326	326
Other income, net (A)	—	—	(532)	(532)
Income before income taxes and equity in net earnings	2,412	938	4	3,354
Equity in net earnings (B)	—	65	—	65
Segment earnings	2,412	1,003	4	3,419
Net income attributable to non-controlling interests	—	(1)	—	(1)
Segment earnings attributable to Humana	$2,412	$1,002	$4	$3,418
Benefit ratio	87.2%			86.7%
Operating cost ratio	10.3%	92.3%		12.2%

Humana Inc.
Membership Detail (Unaudited)
In thousands

				Year-over-Year Change			Sequential Change
	December 31, 2022	Average 4Q22	December 31, 2021	Amount	Percent	September 30, 2022	Amount	Percent
Medical Membership:
Individual Medicare Advantage	4,565.6	4,565.4	4,409.1	156.5	3.5%	4,564.2	1.4	—%
Group Medicare Advantage	565.1	565.2	560.6	4.5	0.8%	564.6	0.5	0.1%
Total Medicare Advantage	5,130.7	5,130.6	4,969.7	161.0	3.2%	5,128.8	1.9	—%
Medicare stand-alone PDP	3,551.3	3,556.3	3,606.2	(54.9)	-1.5%	3,569.1	(17.8)	-0.5%
Total Medicare	8,682.0	8,686.9	8,575.9	106.1	1.2%	8,697.9	(15.9)	-0.2%
State-based contracts and other (F)	1,137.3	1,126.5	940.1	197.2	21.0%	1,098.9	38.4	3.5%
Medicare Supplement	313.6	314.7	331.9	(18.3)	-5.5%	316.5	(2.9)	-0.9%
Fully-insured commercial medical	556.3	560.7	674.6	(118.3)	-17.5%	574.5	(18.2)	-3.2%
ASO commercial	430.1	432.9	495.5	(65.4)	-13.2%	438.6	(8.5)	-1.9%
Military services	5,959.9	5,971.7	6,049.0	(89.1)	-1.5%	5,977.9	(18.0)	-0.3%
Total Medical Membership	17,079.2	17,093.4	17,067.0	12.2	0.1%	17,104.3	(25.1)	0.1%

Specialty Membership:
Dental—fully-insured (G)	2,416.3	2,425.7	2,543.4	(127.1)	-5.0%	2,435.3	(19.0)	-0.8%
Dental—ASO	288.1	287.8	279.3	8.8	3.2%	287.1	1.0	0.3%
Total Dental	2,704.4	2,713.5	2,822.7	(118.3)	-4.2%	2,722.4	(18.0)	-0.7%
Vision	2,081.7	2,080.6	2,062.0	19.7	1.0%	2,078.3	3.4	0.2%
Other supplemental benefits (H)	408.7	409.0	409.6	(0.9)	-0.2%	409.4	(0.7)	-0.2%
Total Specialty Membership	5,194.8	5,203.1	5,294.3	(99.5)	-1.9%	5,210.1	(15.3)	-0.3%

	December 31, 2022	Member Mix December 31, 2022	December 31, 2021	Member Mix December 31, 2021
Individual Medicare Advantage Membership
HMO	2,618.6	57%	2,610.0	59%
PPO/PFFS	1,947.0	43%	1,799.1	41%
Total Individual Medicare Advantage	4,565.6	100%	4,409.1	100%
Individual Medicare Advantage Membership (I)
Shared Risk (J)	1,562.9	35%	1,427.0	32%
Path to Risk (K)	1,612.6	35%	1,582.6	36%
Total Value-based	3,175.5	70%	3,009.6	68%
Other	1,390.1	30%	1,399.5	32%
Total Individual Medicare Advantage	4,565.6	100%	4,409.1	100%

Humana Inc.
Premiums and Services Revenue Detail (Unaudited)
Dollars in millions, except per member per month

	For the three months ended December 31,				Per Member per Month (N) For the three months ended December 31,
			Dollar	Percentage
	2022	2021	Change	Change	2022	2021

Insurance
Individual Medicare Advantage	$15,840	$14,612	$1,228	8.4%	$1,157	$1,104
Group Medicare Advantage	1,773	1,688	85	5.0%	1,046	1,004
Medicare stand-alone PDP	490	504	(14)	-2.8%	46	46
State-based contracts and other (C)	1,656	1,370	286	20.9%	490	490
Medicare Supplement	188	186	2	1.1%	199	187
Fully-insured commercial medical	906	1,042	(136)	-13.1%	539	511
Commercial ASO & other services (E)	67	76	(9)	-11.8%
Military services (L)	152	158	(6)	-3.8%
Specialty (M)	422	433	(11)	-2.5%	29	29
Other services	25	20	5	25.0%
Total	21,519	20,089	1,430	7.1%

CenterWell
Pharmacy solutions	2,724	2,459	265	10.8%
Provider services	878	733	145	19.8%
Home solutions (D)	537	892	(355)	-39.8%
Total	4,139	4,084	55	1.3%

Humana Inc.
Premiums and Services Revenue Detail (Unaudited)
Dollars in millions, except per member per month

	For the year ended December 31,				Per Member per Month (N) For the year ended December 31,
			Dollar	Percentage
	2022	2021	Change	Change	2022	2021

Insurance
Individual Medicare Advantage	$65,591	$58,654	$6,937	11.8%	$1,200	$1,124
Group Medicare Advantage	7,297	6,955	342	4.9%	1,079	1,038
Medicare stand-alone PDP	2,269	2,371	(102)	-4.3%	53	54
State-based contracts and other (C)	6,376	5,109	1,267	24.8%	500	484
Medicare Supplement	743	731	12	1.6%	195	184
Fully-insured commercial medical	3,733	4,271	(538)	-12.6%	523	506
Commercial ASO & other services (E)	267	288	(21)	-7.3%
Military services (L)	540	528	12	2.3%
Specialty (M)	1,703	1,731	(28)	-1.6%	29	29
Other services	99	78	21	26.9%
Total	88,618	80,716	7,902	9.8%

CenterWell
Pharmacy solutions	10,865	9,647	1,218	12.6%
Provider services	3,548	2,889	659	22.8%
Home solutions (D)	2,886	1,518	1,368	90.1%
Total	17,299	14,054	3,245	23.1%

Humana Inc.
CenterWell Segment - Pharmacy Solutions (Unaudited)

	For the three months ended December 31, 2022	For the three months ended December 31, 2021	Year-over-Year Difference	For the three months ended September 30, 2022	Sequential Difference

Generic Dispense Rate
Total Medicare	91.7%	91.7%	—%	91.7%	—%

Mail-Order Penetration
Total Medicare	30.6%	30.7%	-0.1%	30.6%	—%

	For the year ended December 31, 2022	For the year ended December 31, 2021	Year-over-Year Difference

Generic Dispense Rate
Total Medicare	91.7%	91.6%	0.1%

Mail-Order Penetration
Total Medicare	30.5%	30.2%	0.3%

Humana Inc.
CenterWell Segment - Provider Services (O) (Unaudited)

	As of December 31, 2022			As of December 31, 2021			Year-over-Year Growth
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (P)	Count	Providers	Served (P)	Count	Providers	Served
De novo	50	104	19,300	32	66	10,100	56.3%	57.6%	91.1%
Wholly-owned	185	567	171,900	174	473	167,600	6.3%	19.9%	2.6%
Independent Physician Associations			56,700			57,100			(0.7)%
	235	671	247,900	206	539	234,800	14.1%	24.5%	5.6%

	As of September 30, 2022			Sequential Growth
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (P)	Count	Providers	Served
De novo	42	92	17,500	19.0%	13.0%	10.3%
Wholly-owned	180	563	164,600	2.8%	0.7%	4.4%
Independent Physician Associations			60,600			(6.4)%
	222	655	242,700	5.9%	2.4%	2.1%

Humana Inc.
CenterWell Segment - Home Solutions (Unaudited)

	For the quarter ended December 31, 2022	For the quarter ended December 31, 2021	Year-over-Year Growth

Episodic Admissions (Q)	68,306	63,478	7.6%
Total Admissions - Same Store (R)	88,118	80,796	9.1%

	For the year ended December 31, 2022	For the year ended December 31, 2021	Year-over-Year Growth

Episodic Admissions (Q)	276,245	263,610	4.8%
Total Admissions - Same Store (R)	354,994	333,972	6.3%

	December 31, 2022	December 31, 2021	Year-over-Year Growth
Members covered by a value-based home care model (S)	760,600	271,100	180.6%

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
4Q22 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings (losses) associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(D)Reflects results from the company's home health line of business, including the impact of the previously disclosed transactions in August 2021 and August 2022.
(E)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed. The line also includes external revenues associated with the PBM.
(F)Membership includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts, as well as members associated with the health plan's direct contracting entity.
(G)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit.
(H)Other supplemental benefits include group life policies.
(I)Members and plans connected to Humana's 2021 Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(J)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(K)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(L)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(M)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(N)Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
(O)De novo refers to all new centers opened since 2020 under a WCAS joint venture. Wholly-owned refers to all centers outside a WCAS joint venture.
(P)Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.
(Q)Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
(R)Reflects all patient admissions regardless of reimbursement model. Same store is defined as care centers that have been operated at least the last twelve months and startups that are an expansion of a same store care center.
(S)Members covered under the full value-based home model, which coordinates care and optimizes spend across home health, DME, and infusion provider categories.

Humana Inc.
Segment Realignment
Supplementary Information
2/1/23

Recast of 2022 Quarters in Current Segment Format
Consolidating Statements of Income—For the quarter ended March 31, 2022 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$17,052	$—	$—	$17,052
Group Medicare Advantage	1,875	—	—	1,875
Medicare stand-alone PDP	639	—	—	639
Total Medicare	19,566	—	—	19,566
Fully-insured	1,154	—	—	1,154
Specialty	429	—	—	429
Medicaid and other	1,554	—	—	1,554
Total premiums	22,703	—	—	22,703
Services revenue:
Home solutions	—	726		726
Pharmacy solutions	—	221	—	221
Provider services	—	113	—	113
ASO and other	204	—	—	204
Total services revenue	204	1,060	—	1,264
Total revenues—external customers	22,907	1,060	—	23,967
Intersegment revenues	14	3,303	(3,317)	—
Investment income	46	2	(45)	3
Total revenues	22,967	4,365	(3,362)	23,970
Operating expenses:
Benefits	19,734	—	(109)	19,625
Operating costs	2,087	3,948	(3,149)	2,886
Depreciation and amortization	150	47	(27)	170
Total operating expenses	21,971	3,995	(3,285)	22,681
Income (loss) from operations	996	370	(77)	1,289
Interest expense	—	—	90	90
Other income, net	—	—	(21)	(21)
Income (losses) before income taxes and equity in net earnings	996	370	(146)	1,220
Equity in net losses	—	(4)	—	(4)
Segment earnings (losses)	$996	$366	$(146)	$1,216
Benefit ratio	86.9%			86.4%
Operating cost ratio	9.1%	90.5%		12.0%

Recast of 2022 Quarters in Current Segment Format
Consolidating Statements of Income—For the quarter ended June 30, 2022 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$16,692	$—	$—	$16,692
Group Medicare Advantage	1,857	—	—	1,857
Medicare stand-alone PDP	606	—	—	606
Total Medicare	19,155	—	—	19,155
Fully-insured	1,128	—	—	1,128
Specialty	427	—	—	427
Medicaid and other	1,556	—	—	1,556
Total premiums	22,266	—	—	22,266
Services revenue:
Home solutions	—	752		752
Pharmacy solutions	—	254	—	254
Provider services	—	137	—	137
ASO and other	206	—	—	206
Total services revenue	206	1,143	—	1,349
Total revenues—external customers	22,472	1,143	—	23,615
Intersegment revenues	14	3,383	(3,397)	—
Investment income	46	1	—	47
Total revenues	22,532	4,527	(3,397)	23,662
Operating expenses:
Benefits	19,164	—	(65)	19,099
Operating costs	2,105	4,125	(3,057)	3,173
Depreciation and amortization	156	44	(25)	175
Total operating expenses	21,425	4,169	(3,147)	22,447
Income (loss) from operations	1,107	358	(250)	1,215
Interest expense	—	—	101	101
Other income, net	—	—	(8)	(8)
Income (loss) before income taxes and equity in net earnings	1,107	358	(343)	1,122
Equity in net earnings (losses)	8	(6)	—	2
Segment earnings (losses)	1,115	352	(343)	1,124
Net income attributable to non-controlling interests	—	(1)	—	(1)
Segment earnings (loss) attributable to Humana	$1,115	$351	$(343)	$1,123
Benefit ratio	86.1%			85.8%
Operating cost ratio	9.4%	91.1%		13.4%

Recast of 2022 Quarters in Current Segment Format
Consolidating Statements of Income—For the quarter ended September 30, 2022 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$16,007	$—	$—	$16,007
Group Medicare Advantage	1,792	—	—	1,792
Medicare stand-alone PDP	534	—	—	534
Total Medicare	18,333	—	—	18,333
Fully-insured	1,100	—	—	1,100
Specialty	425	—	—	425
Medicaid and other	1,610	—	—	1,610
Total premiums	21,468	—	—	21,468
Services revenue:
Home solutions	—	519		519
Pharmacy solutions	—	271	—	271
Provider services	—	159	—	159
ASO and other	210	—	—	210
Total services revenue	210	949	—	1,159
Total revenues—external customers	21,678	949	—	22,627
Intersegment revenues	14	3,322	(3,336)	—
Investment income	51	3	118	172
Total revenues	21,743	4,274	(3,218)	22,799
Operating expenses:
Benefits	18,413	—	(29)	18,384
Operating costs	2,294	3,929	(3,162)	3,061
Depreciation and amortization	163	45	(26)	182
Total operating expenses	20,870	3,974	(3,217)	21,627
Income (loss) from operations	873	300	(1)	1,172
Gain on sale of KAH Hospice	—	(240)	—	(240)
Interest expense	—	—	102	102
Other expense, net	—	—	13	13
Income (loss) before income taxes and equity in net earnings	873	540	(116)	1,297
Equity in net earnings (losses)	8	(5)	—	3
Segment earnings (losses)	881	535	(116)	1,300
Net loss attributable to non-controlling interests	2	—	—	2
Segment earnings (losses) attributable to Humana	$883	$535	$(116)	$1,302
Benefit ratio	85.8%			85.6%
Operating cost ratio	10.6%	92.0%		13.5%

Non-GAAP Presentation of Segment Information - Prior Segment Format Summary of Results - 4Q22, 4Q21, FY 2022, and FY 2021 (Unaudited)
Footnotes follow on page S-28

Humana Inc. Summary of Results (dollars in millions, except per share amounts)	4Q22	4Q21	FY 2022	FY 2021
Non-GAAP RETAIL SEGMENT
Revenues	$20,030	$18,411	$82,516	$74,044
Benefits expense ratio	88.4%	89.0%	87.5%	87.9%
Operating cost ratio	11.8%	11.5%	9.3%	9.2%
(Loss) income from operations	($93)	($149)	$2,341	$1,937
(Loss) income from operations - Adjusted (a)	($87)	($145)	$2,366	$1,953

Non-GAAP GROUP AND SPECIALTY SEGMENT
Revenues	$1,566	$1,722	$6,314	$6,872
Benefits expense ratio	78.5%	86.6%	77.0%	82.5%
Operating cost ratio	27.8%	26.8%	26.8%	24.6%
Income (loss) from operations	$66	($37)	$348	$149
Income (loss) from operations - Adjusted (b)	$67	($36)	$353	$154

Non-GAAP HEALTHCARE SERVICES SEGMENT
Revenues	$8,747	$8,482	$35,277	$31,242
Operating cost ratio	95.6%	94.9%	94.8%	95.4%
Income from operations	$336	$380	$1,624	$1,264
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (c)	$405	$425	$1,845	$1,557

Non-GAAP Presentation of Segment Information - Prior Segment Format
Consolidating Statements of Income—For the quarter ended December 31, 2022 (Unaudited)

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$15,840	$—	$—	$—	$15,840
Group Medicare Advantage	1,773	—	—	—	1,773
Medicare stand-alone PDP	490	—	—	—	490
Total Medicare	18,103	—	—	—	18,103
Fully-insured	188	906	—	—	1,094
Specialty	—	422	—	—	422
Medicaid and other	1,656	—	—	—	1,656
Total premiums	19,947	1,328	—	—	21,275
Services revenue:
Home Solutions	—	—	336	—	336
Pharmacy Solutions	—	—	282	—	282
Provider Services	—	—	159	—	159
ASO and other	9	218	—	—	227
Total services revenue	9	218	777	—	1,004
Total revenues—external customers	19,956	1,546	777	—	22,279
Intersegment revenues	—	14	7,968	(7,982)	—
Investment income	74	6	2	78	160
Total revenues	20,030	1,566	8,747	(7,904)	22,439
Operating expenses:
Benefits	17,633	1,043	—	(94)	18,582
Operating costs	2,354	434	8,359	(7,596)	3,551
Depreciation and amortization	136	23	52	(29)	182
Total operating expenses	20,123	1,500	8,411	(7,719)	22,315
(Loss) income from operations	(93)	66	336	(185)	124
Adjustment on sale of KAH Hospice	—	—	3	—	3
Interest expense	—	—	—	108	108
Other expense, net	—	—	—	84	84
(Loss) income before income taxes and equity in net earnings	(93)	66	333	(377)	(71)
Equity in net earnings (losses)	2	—	(7)	—	(5)
Segment (loss) earnings	(91)	66	326	(377)	(76)
Net loss attributable to non-controlling interests	3	—	—	—	3
Segment (loss) earnings attributable to Humana	$(88)	$66	$326	$(377)	$(73)
Benefit ratio	88.4%	78.5%			87.3%
Operating cost ratio	11.8%	27.8%	95.6%		15.9%

Non-GAAP Presentation of Segment Information - Prior Segment Format
Consolidating Statements of Income—For the quarter ended December 31, 2021 (Unaudited)

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,612	$—	$—	$—	$14,612
Group Medicare Advantage	1,688	—	—	—	1,688
Medicare stand-alone PDP	504	—	—	—	504
Total Medicare	16,804	—	—	—	16,804
Fully-insured	186	1,042	—	—	1,228
Specialty	—	433	—	—	433
Medicaid and other	1,370	—	—	—	1,370
Total premiums	18,360	1,475	—	—	19,835
Services revenue:
Home Solutions	—	—	743	—	743
Pharmacy Solutions	—	—	155	—	155
Provider Services	—	—	115	—	115
ASO and other	6	234	—	—	240
Total services revenue	6	234	1,013	—	1,253
Total revenues—external customers	18,366	1,709	1,013	—	21,088
Intersegment revenues	—	10	7,468	(7,478)	—
Investment income (loss)	45	3	1	(83)	(34)
Total revenues	18,411	1,722	8,482	(7,561)	21,054
Operating expenses:
Benefits	16,333	1,277	—	(172)	17,438
Operating costs	2,111	460	8,052	(7,228)	3,395
Depreciation and amortization	116	22	50	(28)	160
Total operating expenses	18,560	1,759	8,102	(7,428)	20,993
(Loss) income from operations	(149)	(37)	380	(133)	61
Interest expense	—	—	—	91	91
Other expense, net	—	—	—	30	30
(Loss) income before income taxes and equity in net earnings	(149)	(37)	380	(254)	(60)
Equity in net losses	—	—	(4)	—	(4)
Segment (loss) earnings	(149)	(37)	376	(254)	(64)
Net income attributable to non-controlling interests	—	—	(1)	—	(1)
Segment (loss) earnings attributable to Humana	$(149)	$(37)	$375	$(254)	$(65)
Benefit ratio	89.0%	86.6%			87.9%
Operating cost ratio	11.5%	26.8%	94.9%		16.1%

Non-GAAP Presentation of Segment Information - Prior Segment Format
Consolidating Statements of Income—For the year ended December 31, 2022 (Unaudited)

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$65,591	$—	$—	$—	$65,591
Group Medicare Advantage	7,297	—	—	—	7,297
Medicare stand-alone PDP	2,269	—	—	—	2,269
Total Medicare	75,157	—	—	—	75,157
Fully-insured	743	3,733	—	—	4,476
Specialty	—	1,703	—	—	1,703
Medicaid and other	6,376	—	—	—	6,376
Total premiums	82,276	5,436	—	—	87,712
Services revenue:
Home Solutions	—	—	2,333	—	2,333
Pharmacy Solutions	—	—	1,036	—	1,036
Provider Services	—	—	568	—	568
ASO and other	33	806	—	—	839
Total services revenue	33	806	3,937	—	4,776
Total revenues—external customers	82,309	6,242	3,937	—	92,488
Intersegment revenues	—	56	31,332	(31,388)	—
Investment income	207	16	8	151	382
Total revenues	82,516	6,314	35,277	(31,237)	92,870
Operating expenses:
Benefits	71,985	4,186	—	(481)	75,690
Operating costs	7,663	1,689	33,448	(30,129)	12,671
Depreciation and amortization	527	91	205	(114)	709
Total operating expenses	80,175	5,966	33,653	(30,724)	89,070
Income (loss) from operations	2,341	348	1,624	(513)	3,800
Gain on sale of KAH Hospice	—	—	(237)	—	(237)
Interest expense	—	—	—	401	401
Other expense, net	—	—	—	68	68
Income (loss) before income taxes and equity in net earnings	2,341	348	1,861	(982)	3,568
Equity in net earnings (losses)	18	—	(22)	—	(4)
Segment earnings (loss)	2,359	348	1,839	$(982)	3,564
Net loss (income) attributable to non-controlling interests	5	—	(1)	—	4
Segment earnings (loss) attributable to Humana	$2,364	$348	$1,838	$(982)	$3,568
Benefit ratio	87.5%	77.0%			86.3%
Operating cost ratio	9.3%	26.8%	94.8%		13.7%

Non-GAAP Presentation of Segment Information - Prior Segment Format
Consolidating Statements of Income—For the year ended December 31, 2021 (Unaudited)

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$58,654	$—	$—	$—	$58,654
Group Medicare Advantage	6,955	—	—	—	6,955
Medicare stand-alone PDP	2,371	—	—	—	2,371
Total Medicare	67,980	—	—	—	67,980
Fully-insured	731	4,271	—	—	5,002
Specialty	—	1,731	—	—	1,731
Medicaid and other	5,109	—	—	—	5,109
Total premiums	73,820	6,002	—	—	79,822
Services revenue:
Home Solutions	—	—	1,166	—	1,166
Pharmacy Solutions	—	—	637	—	637
Provider Services	—	—	413	—	413
ASO and other	23	816	—	—	839
Total services revenue	23	816	2,216	—	3,055
Total revenues—external customers	73,843	6,818	2,216	—	82,877
Intersegment revenues	1	40	29,022	(29,063)	—
Investment income	200	14	4	(31)	187
Total revenues	74,044	6,872	31,242	(29,094)	83,064
Operating expenses:
Benefits	64,907	4,951	—	(659)	69,199
Operating costs	6,764	1,687	29,801	(28,131)	10,121
Depreciation and amortization	436	85	177	(102)	596
Total operating expenses	72,107	6,723	29,978	(28,892)	79,916
Income (loss) from operations	1,937	149	1,264	(202)	3,148
Interest expense	—	—	—	326	326
Other income, net	—	—	—	(532)	(532)
Income before income taxes and equity in net earnings	1,937	149	1,264	4	3,354
Equity in net earnings	—	—	65	—	65
Segment earnings	1,937	149	1,329	4	3,419
Net income attributable to non-controlling interests	—	—	(1)	—	(1)
Segment earnings attributable to Humana	$1,937	$149	$1,328	$4	$3,418
Benefit ratio	87.9%	82.5%			86.7%
Operating cost ratio	9.2%	24.6%	95.4%		12.2%

Footnotes
(a) Reconciliation of Retail segment (loss) income from operations:

Non-GAAP Retail (loss) income from operations (in millions)	4Q22	4Q21	FY 2022	FY 2021
(Loss) income from operations	($93)	($149)	$2,341	$1,937
Amortization associated with identifiable intangibles	6	4	25	16
(Loss) income from operations - Adjusted	($87)	($145)	$2,366	$1,953
(b) Reconciliation of Group and Specialty income (loss) from operations:

Non-GAAP Group and Specialty income (loss) from operations (in millions)	4Q22	4Q21	FY 2022	FY 2021
Income (loss) from operations	$66	($37)	$348	$149
Amortization associated with identifiable intangibles	1	1	5	5
Income (loss) from operations - Adjusted	$67	($36)	$353	$154
(c) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers, as well as Humana's minority interest ownership of KAH operations based on the timing of previously disclosed transactions..

Non-GAAP Healthcare Services Adjusted EBITDA (in millions)	4Q22	4Q21	FY 2022	FY 2021
Income from operations	$336	$380	$1,624	$1,264
Equity in net (losses) earnings	(7)	(4)	(22)	65
Non-controlling interest income	—	(1)	(1)	(1)
Depreciation and amortization expense	54	50	210	190
Interest and taxes	22	—	34	39
Adjusted EBITDA 4Q and FY 2022 Adjusted EBITDA excludes impact of KAH Hospice gain/adjustment	$405	$425	$1,845	$1,557